Exhibit 10.4
Private & confidential
Dated: 1st April, 2010
Commerzbank Aktiengesellschaft
as Bank
- and -
Grand Venetico Inc.
as Borrower
- and -
NewLead Holdings Ltd.
as New Corporate Guarantor
- and -
Newlead Bulkers S.A.
as New Approved Manager

SECOND SUPPLEMENTAL AGREEMENT
in relation to a Loan Agreement dated 10th November, 2006
for a secured loan facility of US$18,000,000

Theo V. Sioufas & Co.
Law Offices
Piraeus
(J35-350130/C)

(J35-350130/C)

THIS AGREEMENT is made this 1st day of April, 2010
BETWEEN
(1)	Grand Venetico Inc., as Borrower;

(2)	Commerzbank Aktiengesellschaft, as Bank; and

(3)	NewLead Holdings Ltd., a company duly incorporated under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda (hereinafter called the “New Corporate Guarantor”, which expression shall include its successors in title); and

(4)	Newlead Bulkers S.A., a company duly incorporated under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (the “New Approved Manager”, which expression shall include its successors in title);
AND IS SUPPLEMENTAL to a loan agreement dated 10th November, 2006 (the “Principal Agreement”) made between (1) Grand Venetico Inc., a Marshall Islands corporation, as Borrower (therein and hereinafter called the “Borrower”) and (2) Commerzbank Aktiengesellschaft, as lender (therein and hereinafter called the “Bank”), as amended and/or supplemented by a First Supplemental Agreement dated 18th April, 2008 made between (inter alios) the Bank and the Borrower, on the terms and conditions of which the Bank made available to the Borrower a loan of Eighteen million United States Dollars (US $18,000,000).
WHEREAS :
(A)	pursuant to a Drawdown Notice from the Borrower to the Bank, the Bank has advanced to the Borrower the full amount of the Commitment on 13th November, 2006 namely Eighteen million United States Dollars (US $18,000,000) (as the Borrower and the New Corporate Guarantor hereby jointly and severally acknowledge);

(B)	the outstanding amount in respect of the Loan immediately prior to the date of this Agreement is US$9,875,000 (United States Dollars nine million eight hundred seventy five thousand) as the Borrower and the New Corporate Guarantor hereby jointly and severally acknowledge); and

(C)	the Borrower and (inter alia) the New Corporate Guarantor have requested the Bank to consent to:
(a)	the amendment of the repayment schedule of the Loan;

(b)	the amendment of the Margin;

(c)	the release of each Personal Guarantor from his obligations under his Personal Guarantee;
(J35-350130/C)

(d)	the transfer of the total number of the issued and outstanding shares of the shareholders of the Borrower to the New Corporate Guarantor; and

(e)	the amendment of the Principal Agreement as set out in Clause 5 hereof;
and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.

1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date, not being later than 30th April, 2010 (or such later date as the Bank may agree) upon which all the conditions contained in Clause 4 shall have been satisfied and this Agreement shall become effective;

“Existing Corporate Guarantee” means the irrevocable and unconditional guarantee dated 8th February, 2008 granted by Grandunion Inc., a company duly incorporated under the laws of the Republic of the Marshall Islands, (the “Existing Corporate Guarantor”) in favour of the Bank in security of the Borrower’s obligations under the Loan Agreement; and

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“New Charterparty Assignment” means in relation to the Vessel the first priority deed of assignment of the Vessel’s current Charterparty in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;

“New Charterparty” means a time charter party (Government Form-NYPE) dated 7th January, 2009 entered into between the Borrower, as owner and TMT Bulk Corp., of Taipei, Taiwan, as charterer, providing for the employment of the Vessel for a period until 29th June, 2011 at a gross hire of USD 18,500 p.d., but with an extension option of 6 months at the same rate at the Charterer’s option (and shall include any addenda thereto);

“New Security Documents” means the New Charterparty Assignment and the New Shares Pledge Agreement;
(J35-350130/C)

“New Shares Pledge Agreement” in relation to the Borrower means the pledge agreement to be executed by the New Corporate Guarantor, as Pledgor in favour of the Bank whereby such Pledgors shall pledge all the issued share capital of the Borrower, in form and substance satisfactory to the Bank as the same may from time to time be amended and/or supplemented;

“Personal Guarantee” means the irrevocable and unconditional guarantee dated 10th November, 2006, granted by each Personal Guarantor in favour of the Bank in security of the Borrower’s obligations under the Loan Agreement (together, the “Personal Guarantees”); and

“Personal Guarantors” means Mr. Michail S. Zolotas and Christos G. Tzaras, each of which has granted a Personal Guarantee, and “Personal Guarantor” shall mean either of them, as the context may require.

1.3	In this Agreement:
(a)	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations;

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(c)	references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement; and

(d)	all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement.
2.	Representations and warranties

2.1	The Borrower and the New Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above the Borrower and the New Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:
a.	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement and the New Security Documents and has complied with all statutory and
(J35-350130/C)

other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the USA;

b.	all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Principal Agreement and the New Security Documents have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.	this Agreement constitutes, and each of the New Security Documents on the execution thereof will constitute, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Agreement and the New Security Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrower and the New Corporate Guarantor or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower or the New Corporate Guarantor; and

f.	none of the Borrower and the New Corporate Guarantor is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.
3.	Agreement of the Bank

3.1	The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agree with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to consent to:
a.	the amendment of the repayment schedule of the Loan;

b.	the amendment of the Margin;

c.	the release of each Personal Guarantor from his obligations under his Personal Guarantee;

d.	the transfer of the total number of the issued and outstanding shares of the shareholders of the Borrower to the New Corporate Guarantor; and
(J35-350130/C)

e.	the release of the Existing Corporate Guarantor and the Personal Guarantors from their respective obligations under the Existing Corporate Guarantee or as the case may be, the relevant Personal Guarantee and the replacement of the Existing Corporate Guarantor by the New Corporate Guarantor as Corporate Guarantor of the obligations of the Borrower under the Principal Agreement as hereby amended, and that the Principal Agreement be amended in the manner more particularly set out in Clause 5.1.

4.	Conditions

4.1	The agreement of the Bank contained in Clause 3.1 shall be expressly subject to the fulfilment of the conditions set out in this Clause and further subject to the condition that the Bank shall have received on or before the Effective Date in form and substance satisfactory to the Bank and its legal advisers:
a.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the New Corporate Guarantor;

b.	certified and duly legalised copies of resolutions passed at a meeting of the Board of Directors of each of the Borrower and the New Corporate Guarantor and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of each of the Borrower and the New Corporate Guarantor (and of any corporate shareholder thereof) evidencing approval of this Agreement and of such of the New Security Documents to which is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

c.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement and the New Security Documents;

d.	the original of any power(s) of attorney issued in favour of any person executing this Agreement or any of the New Security Documents on behalf of each of the Borrower and the New Corporate Guarantor;

e.	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Bermuda and such other relevant jurisdiction as the Bank shall require;

f.	each of the New Security Documents duly executed by the respective parties thereto and, where appropriate, duly registered in favour of the Bank; and
(J35-350130/C)

g.	evidence satisfactory to the Bank that the Vessel is managed by the New Approved Manager on terms and conditions approved by the Bank.
5.	Variations to the Principal Agreement

5.1	In consideration of the agreement of the Bank contained in Clause 3.1, the Borrower and the New Corporate Guarantor hereby jointly and severally agree with the Bank that (subject to the satisfaction of the conditions precedent contained in Clause 4) with effect from the Effective Date, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:
a.	The definitions of Clause 1.2 of the Principal Agreement referred to hereinbelow shall be deleted and replaced by the following:
i.	“Approved Manager” by:

““Approved Manager” means for the time being NEWLEAD BULKERS S.A., a company organised and existing under the laws of the Republic of Liberia, having duly established and operating an office in Greece under Laws 89/1967, 378/68, 27/75 and 814/78 (as amended) with an office at 83 Akti Miaouli and Flessa Street, Piraeus, Greece, pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) or any other person appointed by the Borrower, with the prior written consent of the Bank, as the Approved Manager of the Vessel and includes its successors in title;”

ii.	““Corporate Guarantor” by:

“Corporate Guarantor” means NewLead Holdings Ltd., a company duly incorporated under the laws of Bermuda, whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, and any other person nominated by the Borrower and acceptable to the Bank which may give a Corporate Guarantee;”;

iii.	““Flag State” by:

“Flag State” in relation to the Vessel means the Republic of Liberia or such other state or territory proposed in writing by the Borrower to the Bank and approved (at its sole discretion) by the Bank, as being the “Flag State” of the Vessel for the purposes of the Security Documents;”;

iv.	““Margin” by:

““Margin” means two point seven five per centum (2.75%) per annum;”;

v.	““Final Maturity Date” by:

““Final Maturity Date” means the 30th day of September, 2010;”;
(J35-350130/C)

vi.	““Security Requirement” by:

““Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive binding on the Borrower) which is at any relevant time one hundred forty three percent (143%) of the amount of the Loan;”;
b.	a new definition “Additional Funding Cost” shall be inserted in Clause 1.2 of the Principal Agreement in alphabetical order reading as follows:

““Additional Funding Cost” in relation to an Interest Period means the rate which expresses as a percentage which is equal to the difference between the LIBOR for that Interest Period and the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select for that Interest Period;”;

c.	with effect from the Effective Date clause 3.1 of the Principal Agreement is hereby amended to read as follows:
“3.1	Normal Interest Rate. The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date and in case of any Interest Period longer than three (3) months, interest shall be payable quarterly in arrears and on the last day of such Interest Period. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin (ii) LIBOR for such Interest Period, (iii) Additional Funding Cost for such Interest Period and (vi) Mandatory Cost, if any.”;
d.	with effect from the Effective Date clause 4.1 of the Principal Agreement is hereby amended to read as follows:

“4.1 Repayment

The outstanding amount of the Loan (being on .... April, 2010 in the principal sum of $9,875,000) shall be repaid by the Borrower by (a) two (2) Repayment Instalments, the first be repaid on 13th May, 2010 and the second on 13th August, 2010 (ii) a balloon instalment in the sum of $8,625,000 (Dollars Eight million six hundred twenty five thousand) (the “Balloon Instalment”) payable on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each Repayment Instalments shall be $625,000 (Six hundred twenty five thousand Dollars);

provided always, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date and (c) on the Final Maturity Date the Borrower shall also pay to the Bank any and all other monies then payable and outstanding under this Agreement and the other Security Documents.”;
(J35-350130/C)

e.	with effect from the Effective Date clause 8.2(c) of the Principal Agreement is hereby amended to read as follows:
“(c)	Dividends — Share capital and distribution: not purchase or otherwise acquire for value any shares of its capital or, declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders, provided however that the Borrower shall be entitled to declare and pay dividends or other distributions upon any of the issued shares without the prior written consent of the Bank subject to no Event of Default having occurred and being continuing;”;
f.	with effect from the Effective Date clause 8.9(a) of the Principal Agreement is hereby amended to read as follows:
“(b)	Application Immediately after each such notification of Excess Cash to the Borrower in respect of an Excess Cash Calculation Period, the Borrower shall prepay such part of the Loan as is equal to fifty per cent (50%) of the amount of the Excess Cash for such Excess Cash Calculation Period. Any amount of Excess Cash prepaid as aforesaid shall be applied towards payment of the Balloon Instalment. ”
g.	with effect from the Effective Date a new clause 8.10 shall be inserted in the Principal Agreement reading as follows:

“The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, it will procure and ensure that:
(a)	at least 10% of the total issued share capital of the Corporate Guarantor is directly held by Messrs. Michael Zolotas and Nikolaos Fistes throughout the Security Period;

(b)	Messrs. Michael Zolotas and Nikolaos Fistes to remain Chairman and CEO respectively of the Corporate Guarantor throughout the Security Period; and

(c)	the Corporate Guarantor shall comply with all its obligations under the Loan Agreement including, without limitation, the financial covenants set forth in clause 5.3 of the Corporate Guarantee.”;
h.	with effect from the Effective Date sub-clause (ee) of clause 9.1 of the Principal Agreement is hereby amended to read as follows:
“(ee)	Shareholdings without the prior written consent of the Bank there is any change in the legal and beneficial shareholding of any of the Security Parties (other than the Corporate Guarantor) from that evidenced to the Bank prior to the date of this Agreement; or”;
i.	with effect from the Effective Date sub-clause (ff) of clause 9.1 is deleted;
(J35-350130/C)

j.	with effect from the Effective Date clause 15.1 of the Principal Agreement is hereby amended to read as follows:
“15.1	Notices. Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall.
(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.7 by fax;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of fax, at the time of dispatch as per transmission report (provided in either case that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such Banking Day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:
(i)	if to be sent to any Security Party, to:

Newlead Bulkers S.A. 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, Fax No.: +30 210 4291108 Attention: Mr. Michail Zolotas

(ii)	in the case of the Bank at:

COMMERZBANK AKTIENGESELLSCHAFT,
Asset Based Finance — Shipping, Ness 7-9, D-20457, Hamburg, Federal Republic of Germany Fax No. : (+0049) 40 3683-4068 Attention: Mr. Claas Ringleben
(interest rate fixing and payment matters to be addressed attention Loan Administration, Fax. no. +49 40 3683 2049)
or to such other person, address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.”
(J35-350130/C)

k.	the definition “Security Documents” with effect as from the date hereof shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as the New Security Documents and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents.

l.	with effect from the Effective Date all references in the Principal Agreement to:
(a)	“this Agreement”, “hereunder” and the like in the Principal Agreement and “the Agreement” in the Security Documents shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement; and

(b)	the “Personal Guarantee” and the “Personal Guarantor” shall be construed as deleted.
6.	Entire agreement and amendment

6.1	The Principal Agreement, the Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

6.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.	Continuance of Principal Agreement and the Security Documents

7.1	Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable.
(J35-350130/C)

8.	Fees and expenses

8.1	The Borrower agrees to pay to the Bank upon demand:
a.	An arrangement fee of Dollars Thirty thousand ($30,000) payable on the date hereof; and

b.	on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.
8.2	The Borrower and the New Corporate Guarantor jointly and severally covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

9.	Miscellaneous

9.1	The provisions of Clause 13 (Assignment, Participation and Lending Branch) and Clause 15.1 (as hereby amended) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

9.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Agreement.

10.	Applicable law and jurisdiction

10.1	This Agreement shall be governed by and construed in accordance with English Law.

10.2	For the exclusive benefit of each Creditor, each of the Borrower and the New Corporate Guarantor agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrower and the New Corporate Guarantor (or any of them) or any of their respective assets may be brought in the English Courts. Each of the Borrower and the New Corporate Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Cheeswrights (attention: Mr. Nigel P. Ready) at their office for the time being at Bankside House, 107 Leadenhall Street, London EC3A 4HA, England, to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. Finally, each of the Borrower and the New Corporate Guarantor hereby waives any objections to the inconvenience of England as a forum.

10.3	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Security
(J35-350130/C)

Parties (or any of them) in the courts of any other competent jurisdiction or to serve process in any other manner permitted by law nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

10.4	The parties further agree that subject to Clause 10.3 the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrower and the New Corporate Guarantor (or any of them) may have against the Bank arising out of or in connection with this Agreement and each of the Borrower and the New Corporate Guarantor hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.

10.5	If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrower and the New Corporate Guarantor and it is agreed and undertaken by each of the Security Parties to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Security Parties agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Security Parties (and each of them) and shall be enforceable without review in the courts of any other jurisdiction.

10.6	In this Clause 10 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.
(J35-350130/C)

EXECUTION PAGE
THE BORROWER

SIGNED by	)
Mrs. Eleni Marantidou	)
for and on behalf of	)
GRAND VENETICO INC.	)	/s/ Eleni Marantidou

of Marshall Islands, in the presence of:	)	Attorney-in-fact
Witness: /s/ Dimitrios P. Sioufas
Name: Dimitrios P. Sioufas
Address : 13 Defteras Merarchias Street,
               Piraeus, Greece
Occupation: Attorney-at-Law
THE NEW CORPORATE GUARANTOR

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NewLead Holdings Ltd.,	)	/s/ Panagiotis-Peter Kallifidas

of Bermuda, in the presence of:	)	Attorney-in-fact
Witness:  /s/ Dimitrios P. Sioufas
Name: Dimitrios P. Sioufas
Address : 13 Defteras Merarchias Street,
               Piraeus, Greece
Occupation: Attorney-at-Law
THE NEW APPROVED MANAGER

SIGNED by	)
Mr. Eleni Marantidou	)
for and on behalf of	)
NEWLEAD BULKERS S.A.	)	/s/ Eleni Marantidou

of Liberia, in the presence of:	)	Attorney-in-fact
Witness:  /s/ Dimitrios P. Sioufas
Name: Dimitrios P. Sioufas
Address : 13 Defteras Merarchias Street,
               Piraeus, Greece
Occupation: Attorney-at-Law
(J35-350130/C)

THE BANK

SIGNED by	)
Mr. Charalambos V. Sioufas	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)	/s/ Charalambos V. Sioufas

in the presence of:	)	Attorney-in-fact
Witness: /s/ Dimitrios P. Sioufas
Name: Dimitrios P. Sioufas
Address : 13 Defteras Merarchias Street,
               Piraeus, Greece
Occupation: Attorney-at-Law
(J35-350130/C)